Exhibit 10.18

INTERFACE EUROPE LTD
CONTRACT OF EMPLOYMENT DATED 30 AUGUST 2010
This contract (together with any documents Incorporated Into it), constitutes the entire agreement between us with regard to its subject matter, and supersedes any previous agreement (whether verbal or written) made between us at any time.

Name of employer:	Interface Europe ltd (the "Company")

Registered address:	Shelf Mills
Halifax
West Yorkshire
HX3 7PA.

Telephone Number:	01274 690690

Name of employee:	Nigel Stansfield (the "Executive")

Address:	26 Sutton Drive, Cullingworth, West Yorkshire, BD135BQ

1.EMPLOYMENT

1.1The commencement date of the Executive's employment is 1 July 2010.
1.2The date on which the Executive's period of continuous employment with the Company began Is 12 August 1985.
1.3The Executive warrants that by virtue of entering into or performing his duties under this Agreement he will not be in breach of any express or implied terms of any contract or of any other obligations binding upon him and that he will indemnify the Company and any of its Associated Companies against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) arising out of any such breach or alleged breach by the Executive.

2.JOB TITLE AND FUNCTION

2.1The Executive's job title is Senior Vice President Product and Innovation. A non-exhaustive list of the Executive's main duties and responsibilities Is set out in Schedule 1.
2.2The Executive is required to be flexible in the duties he performs and he may be transferred either on a temporary or on a permanent basis to any job which is within his capabilities.

3.PLACE OF WORK

3.1The Executive will work at such places within Europe as are required by the Company for the proper performance of his powers and duties under this Agreement. Without prejudice to the forgoing, the Company reserves the right to require the Executive to work from a specific office of the Company or of any Group Company or of any customer or supplier on a particular day or days and the Executive shall be required to undertake such journeys within Europe as the Company shall require. Travelling and other expenses shall be reimbursed in accordance with Company policy from time to time.

4.RENUMERATION
4.1The Executive's salary Is ninety thousand pounds (£90,000) (gross) per annum.
4.2The Executive will be paid by credit transfer into a bank or building society of his choice on the 15th of each calendar month although if this falls on a day when banking services are not available payment will be made on the last day on which banking services are available before that date. The Company may change the ate and manner of payment at its discretion but will give you notice of any such change.
4.3The Executive will be notified on a monthly basis of details of payments and deductions by a comprehensive itemised pay statement.
4.4The Salary shall be reviewed by the Company's CEO ("CEO") from time to time and the rate of the Salary may be increased by the Company with effect from that date by such amount if any as it shall think fit. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any increase in the Salary under this Clause, and there will be no review of the Salary after notice has been given in accordance with Clause 8 or if the Executive is in receipt of benefits under the Company's permanent health insurance scheme.
4.5The Executive may be eligible to participate ina bonus scheme subject to the terms of the scheme which are in force from time to time. The Executive will be advised in writing of the details of any such scheme. The Company reserves the right to amend or withdraw the terms of bonus schemes at any time. To be eligible to receive the bonus the Executive must be employed by the Company at the end of the period to which the bonus relates. This means that if the Executive's employment terminates for whatever reason, prior to the end of that period he will not be entitled to any bonus payment (whether pro rata or otherwise).
4.6For the purposes of sections 13 to 16 Employment Rights Act 1996, the Executive consents lo the deduction from his salary or bonus (or any other sum payable to you by the Company) of any sums owing by him to the Company at any time and agrees to make payment to the Company of any sums owed by him to the Company on demand at any time. For the avoidance of doubt this clause authorises the Company to make a pro rata deduction from the Executive's salary in respect of any unauthorised absence, whether such absence is for a day, part of a day or for a number of days.

5.HOURS OF WORK
5.1The Executive shall devote the whole of his working time and attention to the service of the Company except during holidays and any periods of absence due to illness or injury.
5.2As the duration of the Executive's working time is determined exclusively by the Executive the parties believe that the employment falls within Regulation 20(1) of the Working Time Regulations 1998 ("the Regulations") so that he is not affected by the limit on weekly Working Time contained in Regulation 4(1) of the Regulations ("Regulation 4(1)"). I/this is not the case, then the Executive agrees that the limit in Regulation 4(1) shall not apply to him and that his working time (Including overtime) may therefore exceed an average of 48 hours for each 7 day period in the Reference Period whenever this is necessary for the proper discharge of his duties. The Executive shall be entitled to withdraw such agreement by giving 3 mont11s' prior written notice to the Company.
5.3The Executive agrees that he will comply with all policies or requirements of the Company from time to time in force, In relation to the recording of Working Time.

6.HOLIDAYS
6.1The Executive is entitled to 27 working days paid holiday in each holiday year. The holiday year runs from 1 January to 31 December and holiday entitlement Is to be taken at such times as Is agreed by the CEO.
6.2The Executive shall not be entitled to carry forward any unused part of l1is holiday entitlement to a subsequent holiday year.
6.3If the Executive's employment terminates during a holiday year he will be entitled In that year to such proportion of his annual holiday entitlement as equals the proportion of time he is employed under this Agreement In that year, rounded to the nearest half day except that if he has accrued sufficient holiday in a particular holiday year to comply with the Working Time Regulations 1998 ("the Regulations") no holiday entitlement shall accrue during any period of garden leave taken in accordance with Clause 9.
6.4The Executive shall not be entitled to payment In lieu of any unused part of his holiday entitlement, except on termination of his employment in accordance with Clause 6.6.
6.5The Executive shall not accrue any entitlement to holiday in respect of periods of absence from work due to Injury or Illness of more than 20 consecutive days absence in any holiday year, save In relation to statutory holiday (if any) to which he Is entitled as a matter of law.
6.6On termination of the Executive's employment he shall be entitled to be paid in lieu of any outstanding holiday entitlement.
6.7For the avoidance of doubt Regulations 15(1) to 15(4) of the Regulations do not apply to the Executive's employment

7.SICKNESS ABSENCE
7.1The Executive is required to familiarise himself with the requirements outlined in the Company's Sickness Absence Policy from time to time.
7.2Absence will be regarded as authorised provided that:
(a)the Executive has in respect of such absence compiled with the requirements set out in the Company's Sickness Absence Policy and such other requirements as may be specified in any sickness absence policy issued by the Company from time to time;
(b)undergone any medical examination or tests required by the Company; and
(c)the Company is satisfied that his absence is genuinely due to illness or injury provided that absence will not be deemed to be authorised, and the Executive will not be entitled to any Company sick pay, where the period of absence commences after the Executive has been notified that he is required to attend a disciplinary investigatory interview or a disciplinary hearing; after the Executive has been suspended pending a disciplinary investigation or whilst the Executive is otherwise subject to disciplinary proceedings, unless the Company at Its sole discretion decides otherwise.

7.3.Subject to compliance with the Company's absence notification procedure and as herein stated, the Executive will be entitled to receive payment of full salary for authorised sickness absence, for a maximum period of 26 weeks. For each period of authorised sickness absence, entitlement to Company Sick Pay up to the maximum 26 week period is calculated by reference to the extent to which Company Sick Pay has been paid during the 12 month period immediately preceding the date on which the most recent absence commences. If the said 12 month period starts during a previous period of absence for which Company Sick Pay was paid (the "Previous Absence") then for the purposes of calculating Company Sick Pay entitlement for the most recent absence, all payments made in respect of the Previous Absence shall be taken into account.
7.4The Company has the right to refer the Executive to the Company's Occupational Health Physician should there be any question about your fitness or capability to perform your duties. The Company also has the right to discuss the results of any such assessment with the Occupational Health Physician. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive hereby consents to the Company obtaining any medical report relating to his physical or mental ability to perform his duties prepared by a medical practitioner who is or has been responsible for the clinical care of the Executive.
7.5If the Executive's absence from work has been caused by a third party (for example in a car accident) in respect of which he may recover damages the Executive must notify the Company Secretary as soon as possible. In this case any Company sickness benefit paid to the Executive in excess of his statutory sickness pay is paid to him as a loan (even if as an interim measure income tax has been deducted from such payments as if they were emoluments of employment). This loan is repayable when and to the extent that the Executive recovers compensation for loss of earnings from the third party through any court award or settlement.

8.TERMINATION OF EMPLOYMENT
8.1The Executive's employment may be terminated by either party giving notice in accordance with Clause 8.
8.2The Executive is required to give six months' written notice of termination of his employment with the Company.
8.3The Executive is entitled to receive from the Company not less than twelve months' written notice.
8.4The Company may by written notice terminate the Executive's employment summarily (without notice or payment in lieu of notice) if he:
8.4.1fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Company;
8.4.2does not comply with any lawful order or direction given to him by the Company;
8.4.3Is guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement
8.4.4in the performance of his duties or otherwise commits any act of gross misconduct (a non-exhaustive list of examples of gross misconduct is set out in the Company's Disciplinary Procedure);
8.4.5adversely prejudices or by his acts or omissions (whether at or outside work) is likely in the reasonable opinion of the CEO to prejudice the interests or reputation of the Company;
8.4.6is convicted of any criminal offence (excluding an offence under road traffic Iegislation in the United Kingdom and elsewhere for which a penalty of Imprisonment cannot be imposed);

8.4.7Is made the subject of a bankruptcy order or has a receiving order or an administration order made against him or makes any composition or arrangement with his creditors generally or otherwise take advantage of any statute from time to time in force offering relief for Insolvent debtors; or
8.4.8becomes a patient within the meaning of the Mental Health Act 1983.
8.5The Company shall be entitled to deduct from any payment of salary or from reimbursement of expenses due to the Executive on the termination of employment any sums owed to the Company by him.
8.6Without prejudice to the Executive's statutory and common law rights the Company may at any time in Its absolute discretion elect to terminate the Executive's employment forthwith by paying to him in lieu of the notice period referred to at Clause 8.3, or any part thereof, an amount equivalent to the Executive's salary and benefits for such period or part period. Such a payment shall be subject to such deductions for tax and national Insurance as are required by law and to any other authorised deductions.
8.7The Company has on occasions in the past applied a variety of enhanced redundancy terms. However, the Company is not under any contractual obligation to do so. In the event of a redundancy situation arising, the Company will consider on each occasion whether enhanced terms should be offered and, if so, what those terms should be in relation to each category of employee and the conditions to which the offer of those terms should be subject. The application of enhanced terms in relation to any redundancy, and the nature of those terms, will be entirely at the company's discretion and the Company reserves the right not to apply enhanced terms on any occasion. Any enhanced terms applied will not set any precedent in relation to future redundancies.
8.8Upon termination of employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:
8.8.1all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media including any copies thereof which belong to the Company or which relate to the business of the Company including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information (as defined by Clause 15.5);
8.8.2all credit cards and charge cards provided by the Company;
8.8.3any Company car provided and all keys and documents relating to it; and
8.8.4all other property of the Company not previously referred to in this Clause.

9.GARDEN LEAVE
9.1At any time after notice of termination is given by the Executive or the Company the Company may (in relation to the notice period):
9.1.1require the Executive to return all or specified Company documentation (including copies) and property;
9.1.2require the Executive to cease performing his duties or require that he does not contact or deal with customers, suppliers or employees of the Company;

9.1.3require that the Executive undertakes different duties within his capabilities; or
9.1.4require that the Executive does not come onto Company premises unless specifically requested or with the consent of the CEO.
9.2During the notice period the Company will continue to pay the Executive his salary and allow him to enjoy contractual benefits under this Agreement.
9.3The Executive's duties and obligations whether contractual or otherwise shall continue in full force and effect during the notice period (Insofar as they are consistent with the Executive's being on garden leave)'but the Company shall have no duty to provide him with any work.
9.4Whether or not the Company exercises Its rights under this Clause 9 the Executive may not commence any other employment during the notice period.
9.5In the event that the Company exercises its right to require the Executive not to perform any work or not contact or detail with customers or suppliers under this clause then the period spent between the Company exercising such rights and the expiry of the notice period shall be set off against and therefore reduce the restrictive periods set out in clause 16.

10.SUSPENSION

10.1In order to investigate any complaint of misconduct against the Executive and/or during the course of any disciplinary process to which he is subject, the Company shall be entitled to suspend him on full pay and with full entitlement to all other benefits to which he is entitled under this Agreement for so long as the Company considers necessary in order to facilitate a proper investigation of the complaint. During any period of suspension the powers set out in Clause 9.1 will apply.

11.PENSION
11.1Subject to Clause 11.3 the Executive is entitled to continue his membership of the Company's group personal pension plan which commenced on 1'' April 2010 ("the DC Scheme") and to which the Company will continue to contribute on his behalf.
11.2While the Executive remains a member of the DC Scheme, the Company will be entitled to deduct contributions from his salary for payment Into the DC Scheme on his behalf in accordance with his instructions and subject to the rules of the DC Scheme in force from time to time.
11.3The Company reserves the right to replace or withdraw access to the DC Scheme subject to the requirements to provide employees with access to a stakeholder plan or any wider requirements of legislation which might come in to force in the future.
11.4A contracting out certificate is not in force in relation to the Executive's employment
11.5If the Executive's employment is terminated by the Company by reason of Compulsory Redundancy then, without prejudice to his entitlement to statutory redundancy pay, he shall be entitled to the following benefits:
11.5.1If the Executive is aged 55 or more at the date of his Compulsory Redundancy, a pension from the Interface Europe Pension Scheme (the "Final Salary Scheme") calculated as follows:

The Executive's pension calculated in accordance with Rule 4.2.1 of Part Ill of the Rules of the Final Salary Scheme and using:

(a)His Final Pensionable Pay at the date he ceased to accrue benefits under the Final Salary Scheme (for the avoidance of doubt, that date was 31 March 201O); and
(b)His Pensionable Service up to the date he ceased to accrue benefits under the Final Salary Scheme.
The Executive's accrued pension will be revalued, as required in law; from the date he ceased to accrue benefits under the Final Salary Scheme up to the date of his Compulsory Redundancy.
11.5.2The pension benefits specified In Clause 11.5.1 above shall be calculated on the basis that the Trustees exercised their discretion under Rule 4.2.1 of Part Ill of the Rules of the Final Salary Pension Scheme to consent to an unreduced pension being taken. The pension benefits specified in Clause 11.5.1 above shall be provided by augmenting the pension the Executive is entitled to under the Rules of the Final Salary Scheme subject only to the Company consenting to a special contribution being made to the Final Salary Scheme In accordance with Rule 6.3 of Part I of the Rules of the Final Salary Scheme
11.5.3"Final Pensionable Pay" and '.'Pensionable Service" In Clause 11.5.1 above shall have the same meanings as set out In Rule 1 of the rules of the Final Salary Scheme.
11.6For the purposes of Clause 11.5 the Executive's employment will be treated as having been terminated by reason of "Compulsory Redundancy" where all of the following conditions are satisfied:
11.6.1the termination counts as a dismissal for the purposes of Part XI of the Employment Rights Act 1996;
11.6.2the dismissal was by reason of redundancy, as defined by section 139 of the Employment Rights Act 1996;
11.6.3the Executive did not volunteer to be selected for redundancy;
11.6.4the Executive did not decline an offer of alternative employment or engagement with the Company or any Associated Company; and
11.6.5the Executive does not remain in employment or engagement with the Company or any associated company in any capacity

12.PERMANENT HEALTH INSURANCE & LIFE INSURANCE
12.1At the Company's discretion, during his employment provided that the executive is a member of the DC Scheme he will be entitled to participate at the Company's expense In the Company's permanent health Insurance scheme (the "PHI Scheme") subject always to the rules of the PHI Scheme for the time being in force (details of which are available on request from the HR Department), to the approval of the relevant Insurer and to the conditions set out In Clause 12.2. The Executive will be notified separately of the level of benefits to which he will be entitled.
12.2The Executive's participation in the PHI Scheme shall be on the basis that:
12.2.1If the insurer fails or refuses to provide him with any benefit under the PHI Scheme, he will have no right of action against the Company in respect of such a failure or refusal;

12.2.2his health is such that the Company Is able to obtain cover or to obtain cover on terms and at a premium that the Company considers reasonable; and
12.2.3the Company will neither be liable to him for any failure or refusal on the part of the scheme insurer to provide any benefits under the PHI Scheme nor be required to attempt to persuade the insurers to provide any such benefits to him (whether by means of threatening or issuing proceedings against the insurer or otherwise).
12.3The Company reserves the right at any time to terminate the Executive's participation in the PHI Scheme and/or to withdraw or amend any of the rules or benefits of the PHI Scheme (Including the level of cover).
12.4Provided that the Executive Is a member of the DC Scheme, he will be provided with life assurance through a group life assurance arrangement. The group life assurance arrangement will be held under trust to ensure the most tax efficient treatment of any benefits should he die in service. The Company reserves the right at any time to terminate the Executive's participation in the life assurance scheme and/or to withdraw or amend any of the rules or benefits of the life assurance scheme (Including the level of cover).

13.COMPANY VEHICLES
13.1The Executive Is entitled in accordance with the Company's car policy as amended from time to time to either a motor car provided by the Company or a cash for car option. In either case his choice must be authorised by the Company. If he elects to take a car provided by the Company the Company shall pay all fuel, and all repairs and other reasonable expenses in connection therewith including costs of maintenance but excluding any income tax payable by the Executive as a benefit in kind.
13.2The Executive shall:
13.2.1comply with the Company's car policy as amended from time to time, including without limitation by taking good care of the car and ensuring that it is used in accordance with the terms of the Company's insurance policy; and
13.2.2shall return the vehicle in good condition together with any keys to the Company immediately following termination of his employment hereunder or at any other time if so requested by the Company for the purposes of Inspection.

14.HEALTH AND SAFETY
14.1.The Company attaches the highest priority to health and safety of its employees. All employees have a responsibility at work to take reasonable care for the safety, health and welfare of themselves and any other persons who may be affected by their acts or omissions. Breach by any employee of any rules or regulation relating to health and safety will be regarded as a serious disciplinary matter. The Executive is required to familiarise himself with the requirements outlined In the Health and Safety policy, which Is available from the Human Resources department.
15.CONFLICTS OF INTEREST
15.1The Executive shall not, during the period of his employment with the Company, introduce to any other person, firm or Company, business of any kind with which the Company is able to deal, and he shall not have any financial Interest or derive any financial or other benefit form contracts or transactions made by the Company with any third party without first disclosing such interest or benefit to the Secretary of the Company and obtaining his written approval thereto.

15.2If during the course of his employment the Executive wishes to:
15.2.1be engaged in any other paid employment; or
15.2.2have any outside business interests
he must first seek written permission from the company secretary of the Company in accordance with the Company's Code of Business Conducts & Ethics as amended from time to time.
16.CONFIDENTIAL INFORMATION
16.1The Executive is aware that in the course of his employment he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any Group Company all of which information is or may be Confidential Information. Accordingly the Executive gives the undertakings set out in this Clause 16 to the Company for itself and for the benefit of and as trustee for any Group Company.
16.2The Executive shall not during his employment or afterwards use, exploit (except for the benefit of the Company or the Group) or divulge to any third party by any means any Confidential Information except he shall be permitted to do so:-
16.2.1when necessary in the proper performance of the duties of his employment;
16.2.2with the express written consent of the board of the Company; or
16.2.3where this is required by law.
16.3The Executive shall, during his employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Company or Group Company or otherwise and shall be under an obligation promptly and freely to report to the board of the Company and the CEO any such unauthorised use or disclosure which comes to his knowledge.
16.4The Executive shall not, during his employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record, or memorandum (whether recorded in writing, on computer disk or tape or otherwise) of any Confidential Information and any such copy record or memorandum made by him during his employment shall be and remain the property of the Company and accordingly shall be returned by him to the Company at any time during or after the end of his employment at the request of the board of the Company.
16.5In this Agreement "Confidential Information" means:-
16.5.1all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any other Group Company which is designated by the Company or any Group Company as confidential; and
16.5.2all information relating to such matters which comes to the Executive's knowledge in the course of his employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential; and

16.5.3all information which relates to the business, finances, transactions, affairs, products, processes, equipment or activities of actual or potential clients, customers, suppliers or other persons which has been given to the Company or any Group Company in confidence provided that Information shall not be, or shall cease to be, Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default by the Executive.
16.6Nothing in this Clause 16 shall prevent the Executive from disclosing Information which he Is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first complied with the Company's procedures relating to sucl1 disclosures.
16.7This Clause Is without prejudice to the Executive's obligations under Clause 19 (data protection).
16.8For the purposes of this Agreement "Group Company" means any company which Is either a holding company of the Company; a subsidiary of the Company or the Company's holding company; or any associated company of the Company.

17.POST TERMINATION COVENANTS
17.1For the purposes of this Clause the following words and expressions shall have the following meanings:
17.1.1"Business"    the business or businesses of the Company or any other Group Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date
17.1.2"directly or indirectly"    The Executive acting either alone and on his own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise
17.1.3"Key Personnel"    any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom the Executive had dealings other than in a de minimis way during the course of his employment
17.1.4"Prospective Customer"    any person, firm or company which has been engaged in negotiations, with which the Executive had been personally involved, with the Company or any Group Company with a view to purchasing goods and services from the Company or any Group Company during the period of 6 months prior to the Termination Date
17.1.5"Relevant Area"    Europe
17.1.6"Relevant Customer"    any person, firm or company which at any time during the 12 months prior to the Termination Date, was a customer of the Company or any Group Company, with whom or which the Executive had dealt directly other than in a de minimis way or for whom or which he was responsible in a supervisory or managerial capacity on behalf of the Company or any Group Company at any time during the said period
17.1.7"Relevant Goods and Services"    any goods and services competitive with those supplied by the Company or any Group Company at any time during the 12 months prior to the Termination Date in the supply of which the Executive was directly involved or concerned at any time during the said period

17.1.8"Relevant Period"    the period of employment and, for the purposes of Clause 17.2, the period of 6 months from the Termination Date and, for the purposes of Clauses 17.3 and 17.4, the period of 12 months from the Termination Date except that any period of garden leave served by the Executive pursuant to Clause 9 shall reduce the Relevant Period accordingly
17.1.9"Relevant Supplier"    any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way.
17.1.10"Termination Date"    the date on which the Executive's employment shall terminate
17.2Without prejudice to Clause 15 the Executive shall not without the prior written consent of the CEO directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business.
17.3The Executive shall not, other than during his employment in the ordinary and proper course of his duties and for the benefit of the Company, without the prior written consent of the CEO directly or indirectly at any time within the Relevant Period:
17.3.1solicit the custom of; or
17.3.2facilitate the solicitation of; or
17.3.3deal with
any Relevant Customer in respect of any Relevant Goods and Services; or
17.3.4solicit the custom of; or
17.3.5facilitate the solicitation of; or
17.3.6deal with
any Prospective Customer in respect of any Relevant Goods and Services; or
17.3.7Interfere; or
17.3.8endeavour to Interfere
with the continuance of supplies to the Company and/or any other Group Company (or the terms relating to those supplies) by any Relevant Supplier.
17.4The Executive shall not without the prior written consent of the CEO directly or indirectly at any time during the Relevant Period:
17.4.1entice away from the Company or any other Group Company; or
17.4.2endeavour to entice away from the Company or any other Group Company any Key Personnel.

17.5The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties he has or will have knowledge of Confidential Information and is therefore in a position to harm the goodwill and Interests of the Company and any Group Companies ("the Interests") if he were to make use of such Confidential Information for his own purposes or the purposes of another. Accordingly, having regard to the above, the Executive acknowledges that the provisions of this Clause are fair, reasonable and necessary to protect the Interests. Whilst the provisions of this Clause 17 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group's legitimate expectations of the future development of the business, it is acknowledged by the Executive that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 17 in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 17 in order to protect the Interests.
17.6The Executive acknowledges that the provisions of this Clause 17 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on Its own behalf and on behalf of any of the Group Companies.
17.7Each of the obligations in this Clause 17 Is an entire separate and Independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.
17.8If any of the restrictions or obligations contained in this Clause 17 Is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make It enforceable.
17.9The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 17 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive Intends to work during the Relevant Period.
17.10The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any other Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.
17.11The Executive agrees that if the Company transfers all or any part of Its business to a third party ("the Transferee"), the restrictions contained in this Clause 17 shall, with effect from the date that the Executive becomes an employee of the Transferee, apply to the Executive as if references to the Company include the Transferee and references to any Group Company include any Group Company of the Transferee.

18.INTELLECTUAL PROPERTY
18.1If during the course of his Employment the Executive alone or with others (including without limitation those others who are under his direction) makes, discovers, develops, or directs the discovery of any Invention he shall promptly disclose It to the Board giving full particulars of it including all necessary drawings, know how, models, specifications or other material related to the Invention, and the Executive agrees and acknowledges that:
18.1.1because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made, discovered, developed, or directed by the Executive in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company and the Executive acknowledges that at the date of this Agreement he does not have any facilities for making Inventions other than those provided by the Company or any Group Company under this Agreement; and
18.1.2the provisions of this sub-clause:
(a)shall not entitle the Executive to any compensation beyond the salary to which he Is entitled under Clause 4 of this Agreement except that nothing In this Agreement excludes or restricts any rights which the Executive may have to claim additional compensation by virtue of section 40 of the Patents Act 1977, in the case of any Invention in relation to which a British patent has been granted, and in relation to which the Company has derived outstanding benefit from such Invention and/or the patent for It; and
(b)shall not restrict the Executive's rights under sections 39 to 43 of the Patents Act 1977.
18.2The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).
18.3The Executive shall, at the cost of the Company and on demand, execute all such documents and do all such other acts as the Company shall require to enable the Company or its nominee to obtain the full benefit of any Invention (and all the rights therein) or Intellectual Property Rights In any Material to which the Company is entitled and to secure (in the case of all registered Intellectual Property Rights) such registration or similar protection in any part of the world as the Company may consider appropriate.
18.4The Executive shall, for a period not exceeding 5 years from the date of termination of this Agreement give to the Company, or any successor In title there from, such assistance as the Company may require (In Its absolute discretion) in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Intellectual Property Right In any Material or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).
18.5The Executive shall not disclose to any other Person without the consent of the Company being previously obtained (which if given may be subject to conditions) the details of any Invention or Material.

18.6The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute or sign all such documents and to do all such acts as may be necessary or desirable to give effect to this Clause 18.
18.7If the Executive shall during the Employment make or discover any Invention, or write, originate, produce, devise, conceive, create, develop or direct any Material (whether alone or with others (Including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties), in which despite the previous provisions of this Clause, any Intellectual Property Rights (including any patents) belong to the Executive and not the Company then the Executive shall If so required by the Board:-    ·
18.7.1assign such rights to the Company or Its nominee; and
18.7.2until such rights shall be fully and absolutely vested in the Company shall hold the same as trustee for the Company.
18.8Decisions as to the patenting and exploitation of any Invention shall be at the sole discretion of the Company and the Company shall not be under any obligation to take any step or register any patent or other right in respect of, or to develop or exploit, any Invention or Material discovered, written, originated, produced, devised, conceived, created, developed or directed by the Executive.
18.9Nothing in this Clause shall be taken to limit or derogate from the obligations of the Executive under Clause 16 (confidential information).

19.DATA PROTECTION
19.1The Executive shall at all times during the Employment act in accordance with the Data Protection Act 1998 ("the 1998 Act") and any equivalent laws applicable in Europe and shall comply with any policy introduced by the Company from time to time to comply with the 1998 Act or such other laws. Breach of this undertaking will constitute a serious disciplinary offence.
19.2The Executive agrees to provide the Company In its capacity as Data Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement, the administration of the employment relationship (both during and after the Employment) or the conduct of the Company's business or where such provision is required by law ("the Authorised Purposes").
19.3The Executive explicitly consents to the Company or any Group Company processing his Personal Data, including his Sensitive Personal Data, where this Is necessary or reasonably required to achieve one or more of the Authorised Purposes (including without \imitation any self-certification forms or medical certificates supplied to the Company to explain the Executive's absence by reason of Illness or Injury, any records of sickness absence, any medical reports or health assessments and any Information relating to any criminal convictions or any criminal charges secured or brought against him).
19.4The Executive acknowledges that the Company may, from time to time collect or disclose his Personal Data (including his Sensitive Personal Data) from and to third parties (including without limitation the Executive's referees, any management consultants or computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies and any potential purchasers of the business). The Executive consents to such collection and disclosure even where this Involves the transfer of such data outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or Is In the interests of the Company and/or Its shareholders.

19.5The Company agrees to process any Personal Data made available to It by the Executive In accordance with the provisions of the 1998 Act.
19.6In this Clause "Data Controller" "Personal Data" "processing" and "Sensitive Personal Data" shall have the meaning set out in sections 1 and 2 of the 1998 Act.

20.THIRD PARTY RIGHTS
20.1The Company and the Executive agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party In his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Executive without the consent of any such Third Party.
20.2For the purposes of this Clause a "Third Party" means any person who ls not named as a party to this Agreement.

21.PREVIOUS AGREEMENTS
21.1This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements and undertakings (if any) relating to the employment of the Executive by the Company or any Group Company.
21.2The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly Incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).
22.NOTICES
22.1Any notice to be given under this Agreement by either party shall be in writing and if given by the Company shall be signed by a Director (other than the Executive) or some other duly authorised officer or agent of the Company and ii given by the Executive shall be signed by him.
22.2Any notice to the Company shall ber served at the address of its registered office for the time being. A copy of any notice to the Company shall also be delivered to the General Counsel of Interface, Inc., to its registered office for the time being. Such notice and the copy may be delivered by hand or sent by first class recorded delivery post.
22.3Any notice to the Executive shall be served on him in person or at his last known private address ln the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

23.LAW AND JURISDICTION
23.1This Agreement is governed by and shall be construed in accordance with English law.
23.2The parties submit to the exclusive Jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that It Is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

24.GENERAL PROVISIONS
24.1Any amendment to this Agreement must be recorded in writing and signed by the parties to be effective.
24.2The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:
24.2.1the validity or enforceability of such provisions for any other purpose;
24.2.2the remainder of such provisions; or
24.2.3the remaining provisions of this Agreement.
24.3No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of Its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.
24.4The parties agree that they have negotiated the terms of this Agreement on an equal footing and that accordingly the contra proferentem rule shall not apply to the interpretation of this Agreement.
24.5This Agreement may be executed in counterparts which together shall constitute one Agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original counterpart (including such signature page) as soon as reasonably practicable thereafter.
24.6This Agreement includes the written statement of particulars of employment which the Company is required to give the Executive under section 1 of the Employment Rights Act 1996 and therefore no separate written statement will be provided. Whilst most of the particulars are set out in the body of the Agreement some are set out in Schedule 2.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

Schedule 1

•Lead and coach the product, innovation and design teams to gain maximum commercial advantage from the product range, positioning lnterfaceFLOR as the flooring supplier of choice with Architects, Designers, Flooring Contractors and other key customer groups.
•Align the portfolio, Innovation pipeline and product development with the strategic needs of the business Including the revenue growth team, product focus team, developing new, innovative and sustainable modular flooring categories.
•Develop networks and relationships with both Internal and external stakeholders to identify, nurture and exploit innovative concepts for Interiors and flooring, ensuring that lnterfaceFLOR Is at the cutting edge, creating a competitive, sustainable and diverse product portfolio.
•Identify and establish a range of available funding streams from government, private sector, NGO and partnerships to drive research and development for the European business.
•Create partnerships and teams capable of delivering the business case for Innovation projects
•Develop strategic foundation platforms to deliver the expected growth targets top- and bottom-line creating new business Ideas and take them through to commercialisation

Schedule 2

Statement of Additional Information

The following Information Is given to supplement the Information given in the body of the Agreement and to comply with the requirements of section 1 of the Employment Rights Act 1996. The information contained in this Schedule relates to matters which are not included or Incorporated within the Contract of Employment, do not form part of your terms and conditions of employment, and are set out for Information only.
1.There are no collective agreements which directly affect the terms and conditions of the employment.
2.You are not required to work outside the UK for a period in excess of one month and accordingly there are no particulars in this regard relevant to the employment.
3.The procedure for disciplining you and/or dismissing you for matters relating to performance or conduct is set out in the Company's Disciplinary Procedure from time to time in force.
4.If dissatisfied with any disciplinary decision or decision to dismiss you, you can appeal to the Human Resources Manager under the Company's Disciplinary Procedure.
5.The Company's Grievance Procedure from time to time in force specifies to whom you should apply for the redress of any grievance relating to the employment and the manner in which such application should be made.
6.There is not a contracting out certificate in force stating that the employment is contracted out employment for the purposes of Part III of the Pension Schemes Act 1993,

SIGNED as a Deed
(but not delivered until dated) by
Nigel Stansfiled	/s/ Nigel Stansfield
in the presence of:

Signature of witness:	/s/ K M Hunter

Name of witness:	K M Hunter

Address:	34 The Muirlands
Bradley
Huddersfield

Occupation:	PA - CEO

EXECUTED as a Deed (but not delivered	Director
until dated) by Interface Europe Ltd	/s/ Lindsey Parnell
acting by two Directors or a Director
and the Secretary:	Director/Secretary
/s/ Simon Carlton